FOR IMMEDIATE RELEASE

April 11, 2012                                                                            News

                                                                                                   Nasdaq Capital Market- GTIM

Good Times Restaurants Inc. Announces Heathcote Capital LLC Engagement

(GOLDEN, CO)  Good Times Restaurants Inc. (GTIM) today announced that on April 6, 2012 it entered into a financial advisory services agreement with Heathcote Capital LLC ("Heathcote"), pursuant to which Heathcote will provide the Company with exclusive financial advisory services in connection with a possible strategic transaction.  The services to be provided by Heathcote may involve identifying and contacting potential acquisition targets and/or sources of financing for the Company, advising and assisting the Company in evaluating various structures and forms of any transaction, assisting in the preparation of proposals and evaluation of offers, and assisting the Company in negotiating the financial aspects of a transaction.

Gary J. Heller, a member of the Company's Board of Directors, is the principal of Heathcote.  Mr. Heller has extensive experience as an investment banker, including having served as a Managing Director of FTI Capital Advisors, LLC and a Director of Andersen Corporate Finance LLC.

Boyd Hoback, President & CEO said "With the continued improvement in our sales and the profitability of our core business over the last couple of years and our plans for additional growth of Good Times in Colorado, we are evaluating additional concepts for acquisition, additional financing in order to accelerate our growth and ways to leverage our existing infrastructure, including those costs required as a Sarbannes Oxley compliant public company.  We have excellent systems and processes in place in accounting, finance, technology, human resources, development and marketing that can support separate brand leadership and operating teams of multiple brands.  Gary is an experienced and cost effective resource to help us identify and evaluate acquisition and financing alternatives and other strategic alternatives to maximize shareholder value."

The Company also announced that effective April 10, 2012 Alan Teran has rejoined the board of directors to fill the seat vacated by John Morgan on August 10, 2011 and he will replace Gary Heller as a member of the Audit and Compensation Committees.  Hoback added "Alan was a valuable board member for several years and has deep experience in the restaurant industry, having been a member of Morton's board for many years, president of a restaurant chain and a successful operator of his own restaurants.   We are looking forward to having him involved again."

Good Times is a regional chain of quick service restaurants located primarily in Colorado providing a menu of high quality all natural hamburgers, 100% breast of chicken sandwiches, fresh frozen custard, fresh squeezed lemonades and other unique offerings.  Good Times currently operates and franchises 43 restaurants.

This press release contains forward looking statements within the meaning of federal securities laws.  The words "intend," "may," "believe," "will," "should," "anticipate," "expect," "seek" and similar expressions are intended to identify forward looking statements.  These statements involve known and unknown risks, which may cause Good Times' actual results to differ materially from results expressed or implied by the forward looking statements.  These risks include such factors as the uncertain nature of current restaurant development plans and the ability to implement those plans, delays in developing and opening new restaurants because of weather, local permitting or other reasons, increased competition, cost increases or shortages in raw food products, and other matters discussed under the "Risk Factors" section of Good Times' Annual Report on Form 10-K for the fiscal year ended September 30, 2011 filed with the SEC.  Although Good Times may from time to time voluntarily update its forward looking statements, it disclaims any commitment to do so except as required by securities laws.

INVESTOR RELATIONS CONTACTS:

Good Times Restaurants Inc.

Boyd E. Hoback, President and CEO, 303/384-1411

Christi Pennington, Executive Assistant, 303/384-1440